Sub-Item 77I: Terms of New or Amended Securities

Pursuant to the Articles Supplementary for The Hartford Mutual Funds, Inc. (“Company”), effective November 23, 2009, the Board of Directors has duly authorized additional Class I shares to an existing series of The Hartford Balanced Income Fund and The Hartford Short Duration Fund, and to allocate additional Class I shares to an existing series of The Hartford Capital Appreciation Fund.
Pursuant to the Articles Supplementary for the Company, effective December 11, 2009, the Articles of Incorporation of the Company were amended to change the name of an existing series of shares of its stock from The Hartford Global Equity Fund to The Hartford Global Research Fund.
Pursuant to the Articles Supplementary for the Company, effective December 11, 2009, the Articles of Incorporation of the Company were amended to change the name of an existing series of shares of its stock from The Hartford MidCap Growth Fund to The Hartford Small/Mid Cap Equity Fund.

Pursuant to the Articles Supplementary for the Company, effective March 11, 2010, The Board of Directors of the Company allocated additional Class I shares to an existing series of The Hartford Fundamental Growth Fund and The Hartford MidCap Value Fund; additional Class R3, Class R4 and Class R5 shares to existing series of The Hartford Balanced Income Fund, The Hartford Fundamental Growth Fund, The Hartford International Small Company Fund and The Hartford MidCap Value Fund; Class A shares, Class C shares, Class I shares, Class Y shares, Class R3 shares, Class R4 shares and Class R5 shares to new series of the Corporation, The Hartford Global All-Asset Fund, The Hartford Global Real Asset Fund and The Hartford International Value Fund; additional Class C shares to The Hartford Inflation Plus Fund; additional Class I shares to The Hartford Dividend and Growth Fund; and additional Class R3 shares to The Hartford Money Market Fund.